Exhibit 10.20
     This amendment to the Mineral lease agreement is made and entered into as of the 30th day of April, 2008, by and between the Lewis Family Trust (the “Lessor”), and Ready Mix, Inc., a Nevada Corporation (the “Lessee”).
     Except as noted below the original Mineral Lease Agreement entered into on the 1st day of January 1999, shall remain unchanged.
ARTICLE 1.2 Term of Lease. The term of this lease shall be for ten years, commencing on January 1, 2009 (the “Effective Date”), and terminating on January 1, 2019, subject to the option to extend set forth in Section 11.1, and also subject to earlier termination, as set forth in Section 1.3 and Section 12.2.
IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease Agreement as of the day and year first above written.

LESSOR:	THE LEWIS FAMILY TRUST
	By:	/s/ Patricia Lewis, Trustee
Patricia Lewis, Trustee

LESSEE:	READY MIX, INC., A Nevada Corporation
	By:	/s/ Robert Morris
Robert Morris, President

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